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                                                        news

                        TEFRON ANNOUNCES CLOSING OF SALE
                           OF ITS ALBAHEALTH INTEREST


MISGAV, ISRAEL, APRIL 27, 2006 -- Tefron Ltd. (NYSE:TFR; TASE:TFRN), a leading producer of seamless intimate apparel and engineered-for-performance (EFPTM) active wear, today announced that it has closed the sale to AlbaHealth LLC of its ownership interest in AlbaHealth, which manufactures and sells textile healthcare products.

Under the terms of the transaction, Tefron will receive aggregate consideration of approximately $13 million, consisting of approximately $10 million payable in cash and $3 million pursuant to the terms of an unsecured subordinated promissory note, the principal amount of which will be due August 31, 2009. The note will bear annual interest at LIBOR plus 3%, and the payment of the note will be subordinated in favor of AlbaHealth's senior bank lenders.

Yos Shiran, Tefron's Chief Executive Officer, said: "I am pleased with this strategic step. The transaction will allow us to better focus our efforts on our core businesses - intimate apparel, active wear and swim wear. The completion of the transaction will also improve our balance sheet by reducing debt and increasing cash."


ABOUT TEFRON
Tefron manufactures boutique-quality everyday seamless intimate apparel, active wear and swim wear sold throughout the world by such name-brand marketers as Victoria's Secret, Nike, The Gap, Banana Republic, Target, Warnaco/Calvin Klein, Patagonia, Reebok and El Corte Englese, as well as other well known retailers and designer labels. The company's product line includes knitted briefs, bras, tank tops, boxers, leggings, crop, T-shirts, nightwear, bodysuits, swim wear, beach wear and active-wear. The Company's Healthcare Division manufactures and sells a range of textile healthcare products.


THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, FLUCTUATIONS IN PRODUCT DEMAND, CHANGING ECONOMIC CONDITIONS, LOWER PRICES AS WELL AS CERTAIN OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED.


COMPANY CONTACT                         IR CONTACT
---------------                         ----------

Asaf Alperovitz                         Ehud Helft / Kenny Green
Chief Financial Officer                 G.K. Investor Relations
+972-4-9900803                          1 866 704 6710
AASAF@TEFRON.COM                        EHUD@GKIR.COM / KENNY@GKIR.COM